Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Bill Newbould (610) 558-9800

Endo Announces Appointment of Peter A. Lankau to Position of Chief Executive Officer
Carol A. Ammon to Continue as Chairman of the Endo Board

CHADDS FORD, Pa., March 9, 2005 – Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a market leader in pain management, today announced that Peter A. Lankau, the current president and chief operating officer of Endo, has been appointed president and chief executive officer by its Board of Directors, effective May 20, 2005, the day following the Annual Meeting of Endo Stockholders.

Carol A. Ammon, Endo’s current chief executive officer, will continue to serve Endo as Chairman of the Board of Directors.

In addition, Endo’s Board of Directors has appointed Lankau to the Endo Board of Directors, effective immediately. This appointment expands the number of directors to 11. Lankau has served as Endo’s president and chief operating officer since April 2003. Prior to that time, Lankau was Endo’s senior vice president, U.S. Business.

Endo director Michael B. Goldberg said, “On behalf of the Endo Board of Directors, I want to express our gratitude to Carol for her vision and leadership in building Endo Pharmaceuticals into a leading pain management company. Under her stewardship, Endo has grown its revenues from approximately $100 million in 1998 to over $600 million in 2004. The company had a value at its founding in 1997 of approximately $300 million and now has a market capitalization approaching $3 billion. Peter Lankau has been instrumental in Endo’s success and has demonstrated the capabilities to lead the company to its full potential.”

Ammon noted, “I am extremely pleased that Peter will be succeeding me as CEO of Endo Pharmaceuticals. I asked him to join Endo in 2000 to help build a fully integrated pharmaceutical company. He has done a superb job developing the business and positioning Endo to begin the next phase of our growth. Personally, my retirement from the CEO position at Endo will permit me to become more engaged with the community and with academic institutions while continuing with Endo as Chairman of its Board of Directors.”

“I am honored that the Board of Directors has given me the opportunity to carry on Carol’s legacy,” said Lankau. “I believe Endo can become the premier specialty pharmaceutical company by continuing to focus on making a difference to patients living with pain. We plan to continue to invest in our pipeline of products in pain management as well as in complementary therapeutic areas, while remaining true to our specialty focus. Our people are highly talented and motivated, driven by a common vision. They have been instrumental in enabling Endo to achieve its current level of success, and we will continue to invest in our organization to optimize current and future product opportunities.”

Ammon and Lankau will host a conference call tomorrow morning at 8:30 a.m. ET to review this announcement. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from March 10, 2005 at 9:30 a.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-92910, and will run until 12:00 a.m. ET on March 24, 2005.

- more -

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on March 24, 2005. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.

- ### -